Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MEI PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.00000002 per share	Rules 457(c) and 457(h)	8,000,000	$0.34	$2,720,000	0.0001102	$299.74

Total Offering Amounts					$2,720,000		$299.74

Total Fee Offsets					—		—

Net Fee Due							$299.74

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock issuable pursuant to the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act (based upon the average of the high and low sales price for the Registrant’s common stock as reported on the Nasdaq Capital Market on February 6, 2023). The foregoing calculation is solely for the purpose of determining the registration fee.